Exhibit 5.1

Ken Neikirk
Executive Vice President,
General Counsel and Corporate Secretary
June 12, 2024

Helix Energy Solutions Group, Inc.
3505 West Sam Houston Parkway North
Suite 400
Houston, Texas 77043

Re:	The Helix Energy Solutions Group, Inc. 2005 Long Term Incentive Plan (As Amended and Restated Effective May 15, 2024)

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”).  This opinion is being rendered in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company today with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of 7,000,000 shares (the “Shares”) of common stock, no par value per share, of the Company (“Common Stock”), issuable pursuant to the Helix Energy Solutions Group, Inc. 2005 Long Term Incentive Plan (As Amended and Restated Effective May 15, 2024) (the “Plan”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares of Common Stock.

I have examined and am relying on originals, or copies certified or otherwise identified to my satisfaction, of such corporate records and such other instruments, certificates and representations of public officials and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based on the foregoing and subject to the qualifications, limitations and assumptions stated herein, it is my opinion that the Shares of Common Stock have been duly authorized by all necessary corporate action of the Company and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

Helix Energy Solutions Group, Inc.

June 12, 2024

The foregoing opinion is limited to the Minnesota Business Corporation Act as in effect on the date hereof and no opinion is expressed to the extent that any other laws are applicable to the subject matter hereof.  No opinion is expressed and no assurance is given as to compliance with any federal or state securities law, rule or regulation. By rendering this opinion, I do not undertake to advise with respect to any other matter or any change in such laws or the interpretation thereof that may occur after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me contained under the heading “Interests of Named Experts and Counsel.”  By giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Kenneth E. Neikirk

Kenneth E. Neikirk
Executive Vice President,
General Counsel and Corporate Secretary